UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2005

HYBRIDON, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31918	04-3072298
(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

345 Vassar Street Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)

(617) 679-5500
Registrant’s telephone number, including area code:

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
SIGNATURE

Item 1.01. Entry into a Material Definitive Agreement

On May 12, 2005, the Compensation Committee of the Board of Directors of Hybridon, Inc. (“Hybridon”) approved certain changes to the compensation of Dr. Sudhir Agrawal, Hybridon’s Chief Executive Officer and President, granted Dr. Agrawal stock options and committed to grant additional stock options to Dr. Agrawal upon the achievement of specified milestones. These actions were taken by the Compensation Committee in connection with a general review of Dr. Agrawal’s compensation and the preparation of a revised employment agreement for Dr. Agrawal.

Changes to Compensation

•	Dr. Agrawal’s salary was increased to $425,000 per year retroactive to January 1, 2005.

•	Dr. Agrawal will receive other compensation of approximately $25,000 per year, including insurance premiums and 401(k) matching.

•	The Compensation Committee agreed to pay Dr. Agrawal an annual cash bonus of between 20% and 70% of Dr. Agrawal’s base salary, subject to the achievement of goals to be specified.

•	The revised employment agreement for Dr. Agrawal would no longer provide that, if the value of specified employee benefits paid on behalf of Dr. Agrawal during any calendar year did not exceed 20% of Dr. Agrawal’s annual base salary, Hybridon would pay Dr. Agrawal the difference between the actual amounts paid or contributed and 20% of Dr. Agrawal’s annual base salary up to a maximum of $50,000.

Stock Options Grant

The Compensation Committee granted Dr. Agrawal stock options to purchase 1,000,000 shares of Hybridon’s common stock under Hybridon’s 1997 Stock Incentive Plan. These options have an exercise price of $0.56 per share, the closing price of Hybridon’s common stock on May 12, 2005. These options will vest in twelve equal quarterly installments over a three-year period with the first installment vesting on August 12, 2005. The vesting of these options will be automatically accelerated upon the occurrence of a change in control of Hybridon.

Milestone Stock Options

The Compensation Committee agreed to grant Dr. Agrawal additional stock options to purchase an aggregate of up to 1,000,000 shares of common stock upon the achievement of specified milestones as follows:

•	Stock options to purchase 200,000 shares of common stock upon full enrollment on or prior to December 31, 2005 of Hybridon’s ongoing phase 2 clinical trial of IMOxine in patients with metastatic or recurrent clear cell renal carcinoma. The exercise price of such options would be equal to the closing price of Hybridon’s common stock on the date of the option grant.

•	Stock options to purchase 200,000 shares of common stock upon Hybridon having cash and cash equivalents on or prior to May 1, 2006 in excess of $30.0 million. The exercise price of such options would be equal to the closing price of Hybridon’s common stock on the date of the option grant.

•	Stock options to purchase 400,000 shares of common stock upon Hybridon executing on or prior to a specified date a collaboration agreement that includes specified minimum terms. The exercise price of such options would be equal to $0.56 per share.

•	Stock options to purchase 200,000 shares of common stock upon Hybridon executing on or prior to a specified date a second collaboration agreement that includes specified minimum terms. The exercise price of such options would be equal to the closing price of Hybridon’s common stock on the date of the option grant.

Any options granted upon the achievement of these milestones would vest quarterly over a three-year period commencing on the date the option is granted. The vesting of these options would be automatically accelerated upon the occurrence of a change in control of Hybridon.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYBRIDON, INC.
Date: May 18, 2005	By:	/s/ Sudhir Agrawal
Dr. Sudhir Agrawal
Chief Executive Officer and President